SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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USA TRUCK, INC.

                                                                                                (Name of Registrant as Specified In Its Charter)

                                                                             (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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USA TRUCK, INC.

3200 Industrial Park Road

Van Buren, Arkansas 72956

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 7, 2008

To the Stockholders of USA Truck, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders ("Annual Meeting") of USA Truck, Inc. (the "Company") will be held at the corporate offices of the Company at 3200 Industrial Park Road, Van Buren, Arkansas 72956, on Wednesday, May 7, 2008, at 10:00 a.m., local time, for the following purposes:

1.	To elect two (2) Class I directors for a term expiring at the 2011 Annual Meeting.

2.	To consider and act upon such other business as may properly come before the Annual Meeting, or any adjournments thereof.

Only holders of record of the Company's Common Stock at the close of business on March 10, 2008, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

The Company's Proxy Statement is submitted herewith. The Annual Report for the year ended December 31, 2007, is being mailed to stockholders contemporaneously with the mailing of this Notice and Proxy Statement.

By Order of the Board of Directors
J. RODNEY MILLS
Secretary

Van Buren, Arkansas

April 7, 2008

YOUR VOTE IS IMPORTANT.

YOU ARE URGED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM WILL BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

USA TRUCK, INC.

3200 Industrial Park Road

Van Buren, Arkansas 72956

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on May 7, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of USA Truck, Inc., a Delaware corporation (the "Company", "USA Truck", "we", "our" or "us"), for use at the Annual Meeting of Stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The mailing address of the Company is 3200 Industrial Park Road, Van Buren, Arkansas 72956, and its telephone number is (479) 471-2500.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no special compensation therefor, may solicit proxies in person or by telephone, telegraph, facsimile or other means. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock of the Company.

The approximate date on which this Proxy Statement and the accompanying proxy are first being mailed to stockholders is April 7, 2008.

REVOCABILITY OF PROXY

Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to J. Rodney Mills, Secretary of the Company, by execution and delivery to the Company of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented at the Annual Meeting by properly executed proxies will be voted as directed therein. If no direction is given, such shares will be voted for election of all nominees for director and at the discretion of the persons named as proxies therein on any other matters that may properly come before the Annual Meeting or any adjournments thereof.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has fixed the close of business on March 10, 2008, as the record date for determining the stockholders having the right to notice of, and to vote at, the Annual Meeting. As of the record date, 10,236,560 shares of Common Stock were outstanding and entitled to vote at the meeting. Each stockholder will be entitled to one vote for each share of Common Stock owned of record on the record date. The stock transfer books of the Company will not be closed. Stockholders are not entitled to cumulative voting with respect to the election of directors. The holders of a majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, are necessary to constitute a quorum.

REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

The Company's bylaws provide that the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at an Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions or broker non-votes will have no effect on the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our current directors (including the two nominees for election at the Annual Meeting), each current and former executive officer named in the Summary Compensation Table and all current directors and executive officers as a group, including the beneficial ownership of our Common Stock as of March 17, 2008, for each individual and the group. The table also lists the name, address and share ownership information for all stockholders known to us to own, directly or indirectly, more than 5% of the outstanding shares of Common Stock, our only class of voting securities, as of March 17, 2008. Each person named in the table, unless otherwise indicated, has sole voting and investment power with respect to the shares indicated as being beneficially owned by him or it.

			Common Stock
			Beneficially Owned
		Director	Number of		Percent
Name and (if applicable) Address	Age	Since	Shares*		of Class
Directors and Nominees for Director:

Robert M. Powell	73	1986	1,091,900	(1)	10.7%
3200 Industrial Park Road, Van Buren, Arkansas 72956
James B. Speed	74	1988	1,252,238	(2)	12.2%
3200 Industrial Park Road, Van Buren, Arkansas 72956

Clifton R. Beckham	36	2007	38,068	(3)	(4)

Joe D. Powers**	67	2000	15,223	(5)	(4)

Terry A. Elliott	62	2003	15,000	(6)	(4)

William H. Hanna**	47	2005	37,050	(7)	(4)

Richard B. Beauchamp	55	2006	5,000	(8)	(4)

Named Executive Officers (Excluding Persons Named Above):

Jerry D. Orler	65	--	22,929	(9)	(4)

Garry R. Lewis	62	--	55,606	(10)	(4)

Darron R. Ming	33	--	9,164	(11)	(4)

Michael E. Brown	41	--	17,859	(12)	(4)

Michael R. Weindel, Jr.	39	--	20,903	(13)	(4)

All Directors and Executive Officers as a Group (13 Persons)			2,562,802	(14)	24.9%

Beneficial Owners of More Than 5% of Outstanding Common Stock (Excluding Persons Named Above):

FMR LLC			1,005,599	(15)	9.8%
82 Devonshire Street, Boston, Massachusetts 02109
Donald Smith & Co., Inc.			974,281	(16)	9.5%
152 West 57th Street, New York, New York 10019
Dimensional Fund Advisors LP			566,117	(17)	5.5%
1299 Ocean Avenue, Santa Monica, California 90401
TCW Group, Inc.			537,003	(18)	5.2%
865 South Figueroa Street, Los Angeles, California 90017

*	All fractional shares (which were acquired through participation in our Employee Stock Purchase Plan) have been rounded down to the nearest whole share.

**	Current nominees for re-election as a director.
(1)

The amount shown includes (a) 12,500 shares of Common Stock held by Mr. Powell's wife (of which Mr. Powell disclaims beneficial ownership) and (b) 10,000 shares of Common Stock Mr. Powell has the right to acquire pursuant to presently exercisable options.

(2)

The amount shown includes (a) 151,712 shares of Common Stock held by Mr. Speed's wife (of which Mr. Speed disclaims beneficial ownership), (b) 8,604 shares of Common Stock held in a trust for the benefit of Mr. Speed's minor child (of which Mr. Speed disclaims beneficial ownership) and (c) 5,000 shares of Common Stock Mr. Speed has the right to acquire pursuant to presently exercisable options.

(3)	The amount shown includes 8,300 shares of Common Stock Mr. Beckham has the right to acquire pursuant to presently exercisable options.
(4)	The amount represents less than 1% of the outstanding shares of Common Stock.
(5)	The amount shown includes 5,000 shares of Common Stock Mr. Powers has the right to acquire pursuant to presently exercisable options.
(6)	The amount shown includes 5,750 shares of Common Stock Mr. Elliott has the right to acquire pursuant to presently exercisable options.
(7)

Mr. Hanna has shared voting and dispositive power with respect to 33,300 of the 34,800 shares that he beneficially owns. Of those 33,300 shares (a) 12,300 shares are held of record by Hanna Family Investments LP and (b) 21,000 shares are held of record by Hanna Oil and Gas Company. Mr. Hanna owns of record 1,500 shares.  The amount also includes 2,250 shares of Common Stock Mr. Hanna has the right to acquire pursuant to presently exercisable options.

(8)	The amount shown includes 3,000 shares of Common Stock Mr. Beauchamp has the right to acquire pursuant to presently exercisable options.
(9)

Mr. Orler resigned from his positions as President and CEO and as a director effective August 10, 2007, but is included as a named executive officer in our Summary Compensation Table because of his service as CEO during a portion of 2007.

(10)	The amount shown includes 10,700 shares of Common Stock Mr. Lewis has the right to acquire pursuant to presently exercisable options.
(11)	The amount shown includes 5,200 shares of Common Stock Mr. Ming has the right to acquire pursuant to presently exercisable options.

(12)  The amount shown includes 6,600 shares of Common Stock Mr. Brown has the right to acquire pursuant to presently exercisable options.

(13)  The amount shown includes 6,600 shares of Common Stock Mr. Weindel has the right to acquire pursuant to presently exercisable options.

(14) The amount shown includes 70,200 shares of Common Stock that the members of the identified group have the right to acquire pursuant to presently exercisable options. The group does not include Jerry D. Orler, who resigned his positions effective August 10, 2007, and the amount shown does not include shares held by him.

(15)

This information is based solely on a report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, which indicates that FMR LLC, a parent holding company filing pursuant to Rule  13d-1(b), has sole dispositive power and no voting power with respect to all 1,005,599 shares indicated as being beneficially owned by it. Such report indicates that an investment company affiliated with FMR LLC, the Fidelity Small Cap Stock Fund (the "Fund"), owned all shares covered by the report, and that an investment advisor subsidiary of FMR LLC, Fidelity Management & Research Company, and an individual controlling person of that entity, may also be deemed to beneficially own, and to have sole dispositive power with respect to, all such shares. The report states that voting power with respect to all shares resides with the Board of Trustees of the Fund.

(16)

This information is based solely on a report on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008, which indicates that Donald Smith & Co., Inc., an investment advisor, has sole voting power with respect to 717,619 shares, shared voting power with respect to no shares and sole dispositive power with respect to all 974,281 shares indicated as being beneficially owned by it.

(17)

This information is based solely on a report on Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008, which indicates that Dimensional Fund Advisors LP, an investment advisor, has sole voting power and sole dispositive power with respect to all 566,117 shares indicated as being beneficially owned by it.

(18)

This information is based solely on a report on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2008, which indicates that TCW Group, Inc., a parent holding company or control person filing pursuant to Rule 13d-1(b), and certain of its bank and investment advisor subsidiaries, have shared voting power with respect to 157,003 shares, sole voting power with respect to no shares, and shared dispositive power with respect to all 537,003 shares indicated as being beneficially owned by it.

ELECTION OF DIRECTORS

Our Restated and Amended Certificate of Incorporation provides that there shall be eight directors, subject to increases or decreases in such number by vote of the Board of Directors in accordance with the bylaws, classified into three classes, and that members of the three classes shall be elected to staggered terms of three years each. In accordance with the bylaws, the number of directors constituting the entire Board has been decreased to seven. The Board presently consists of seven persons.

The current term of office of the two Class I directors will expire at the 2008 Annual Meeting and those directors have been nominated for re-election at the meeting for a term expiring at the 2011 Annual Meeting:

Class I

Term Expiring 2011

William H. Hanna

Joe D. Powers

Proxies may not be voted at the 2008 Annual Meeting for more than two nominees for election as directors. Each of the nominees has consented to serve if elected and, if elected, will serve until the 2011 Annual Meeting and until his successor is duly elected and qualified.

Class II and Class III directors are currently serving terms expiring in 2009 and 2010, respectively. The Class II directors are Terry A. Elliott, Clifton R. Beckham and Richard B. Beauchamp. Class III directors are Robert M. Powell and James B. Speed.

All duly submitted and unrevoked proxies will be voted FOR the nominees listed above, unless otherwise instructed. It is expected that the nominees will be available for election, but if for any unforeseen reason any nominee should decline or be unavailable for election, the persons designated as proxies will have full discretionary authority to vote for another person designated by the Nominating Committee.

Vote Required for Approval

Assuming the presence of a quorum at the Annual Meeting, the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors. The Board recommends that the stockholders vote FOR the election of both of the nominees named above.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

Robert M. Powell. Mr. Powell has served as Chairman of the Board since 2000, Chief Executive Officer of the Company from 1988 until he retired from that position on January 24, 2007, and as a director since 1986. He served as President from 1988 to 2002. Prior to his employment by us, Mr. Powell was employed by ABF Freight System, Inc., a national trucking company and a subsidiary of Arkansas Best Corporation, for 28 years.

James B. Speed. Mr. Speed has served as a director of the Company since 1988. Mr. Speed served as Chairman of the Board from 1988 until he retired from that position in 2000. Prior to his employment by us, Mr. Speed was employed by ABF Freight System, Inc., a national trucking company and a subsidiary of Arkansas Best Corporation, for more than 20 years.

Clifton R. Beckham. Mr. Beckham has served as President, Chief Executive Officer and director since August 10, 2007. He served as Senior Vice President, Finance from November 2003 to August 9, 2007 and Chief Financial Officer from 2002 to August 10, 2007. He served as Secretary from 2001 to 2005, as Vice President, Finance from 2002 to 2003, as Treasurer from 2001 to 2002, as Controller from 1999 to 2001 and as Chief Accountant from 1996 to 1999. Mr. Beckham, a Certified Public Accountant (inactive), has worked for us since 1994.

Joe D. Powers. Mr. Powers has served as a director of the Company since 2000. He is a retired Chairman and CEO of Merchants National Bank of Fort Smith, Arkansas, and served as Chairman of the Advisory Board of Regions Bank of Fort Smith, Arkansas from 2000 to 2005.

Terry A. Elliott. Mr. Elliott has served as a director of the Company since 2003. Mr. Elliott has chaired the Company's Audit Committee since 2003 and qualifies as the Company's audit committee financial expert. He has been Chief Financial Officer of Safe Foods Corporation, a food safety company in North Little Rock, Arkansas, since 2000 and served as a director of Safe Foods from 2000 to 2003. Mr. Elliott also was a director of Superior Financial Corporation (the holding company for Superior Federal Bank, F.S.B.) and a member of its Audit Committee from February 2003 until Superior was sold to Arvest Holdings, Inc. in August 2003. From 1996 to 2000, Mr. Elliott served as the Chief Financial Officer for two unrelated private start-up businesses. Mr. Elliott is a Certified Public Accountant licensed in the states of Texas and Arkansas.

William H. Hanna. Mr. Hanna has served as a director of the Company since 2005. Mr. Hanna has been President of Hanna Oil and Gas Company since 2000. He has worked in the oil and gas industry since 1983. Mr. Hanna is also a director of First National Bank of Fort Smith, Arkansas.

Richard B. Beauchamp. Mr. Beauchamp has served as a director of the Company since February 2006. Mr. Beauchamp is a Certified Public Accountant and has been a General Partner of Norris Taylor & Company, a Certified Public Accounting firm in Fort Smith, Arkansas, since 1980. He has worked in the accounting profession since 1975. Mr. Beauchamp is also a director of Weldon, Williams & Lick, Inc., a specialty printing company, the University of Arkansas Fort Smith Foundation and he serves on the boards of several community and civic organizations.

There is no family relationship between any director or executive officer and any other director or executive officer of the Company.

Board Meetings and Committees

In 2007, the Board of Directors held four regular meetings and two special meetings. During 2007, the Board had a standing Executive Compensation Committee, Audit Committee, Nominating Committee and Nonemployee Director Stock Option Committee and, prior to May 2, 2007, had a standing Employee Stock Option Committee. Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he served. In determining the independence of its directors, the Board relies on the standard set forth in Rule 4200(a)(15) of The NASDAQ Stock Market's listing standards. To be considered independent under that standard, an outside director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director's exercise of critical and disinterested judgment on behalf of the Company and its stockholders. In determining whether a material relationship exists, the Board considers, among other things, whether a director is a current or former employee of the Company. Annually, our General Counsel reviews the Board's approach to determining director independence and recommends changes as appropriate.

Consistent with these considerations, the Board has determined that all of the directors, with the exception of Robert M. Powell, Clifton R. Beckham, James B. Speed and Jerry D. Orler (prior to his resignation effective August 10, 2007) are independent directors. Messrs. Powell and Beckham are current employees of the Company, Mr. Speed was formerly Chairman of the Board of the Company and Mr. Orler was an officer of the Company throughout the term of his service as a director. The independent directors met in executive session, without management directors or other representatives of management present, in connection with each regular meeting of the Board.

Executive Compensation Committee

The purpose of the Executive Compensation Committee is to recommend to the Board matters pertaining to compensation of our executive officers and contributions to our 401(k) Investment Plan. The Executive Compensation Committee is also responsible for administering the grants of options and other awards to executive officers and other employees under the 2004 Equity Incentive Plan. Prior to May 2, 2007, the Executive Compensation Committee had

delegated to the Employee Stock Option Committee the responsibility for administering the grants of options and other awards to employees other than executive officers. See "Employee Stock Option Committee" below.

In making decisions regarding compensation of our executive officers, the Executive Compensation Committee relies on management to compile information about compensation practices of competitors and other market information, as well as to provide information regarding the performance of individual executive officers and their potential to contribute to our future success. During 2006 and part of 2007, when most of the decisions regarding 2007 compensation for our executive officers were made, our former President, Jerry D. Orler, had responsibility for conducting performance evaluations and making related reports to the Committee for all executive officers other than himself and our former Chief Executive Officer, Robert M. Powell. The President also made recommendations to the Committee regarding specific salary increases and awards under our 2004 Equity Incentive Plan for those officers. Our current President and Chief Executive Officer, Clifton R. Beckham, beginning with his election to those positions on August 10, 2007, now has responsibility for conducting those evaluations and making those reports and recommendations. Performance evaluations and reports relating to the performance of our President and Chief Executive Officer, and recommendations regarding salary increases and equity awards to those officers (now, a single officer), are the responsibility of the Committee. The Committee has not engaged or received reports from any third party compensation consultants.

In evaluating the performance of our executive officers, the Executive Compensation Committee reviews information regarding our performance in a number of areas. In recent years, the Committee has focused primarily on revenue growth, operating ratio, earnings per share growth, returns on equity, assets and invested capital and the valuation and trading volume of our stock, all of which are reviewed in relationship to general economic conditions and the relative performance of our competitors. Based on these performance evaluations and the reports and recommendations of our President, prior to August 10, 2007, the Committee approved a maximum amount by which the salary of each of the executive officer's could be increased. The President then determined the specific amount, if any, by which each executive officers salary, excluding his own and our former Chief Executive Officer's, was increased, up to the maximum amount established by the Committee. Since his promotion on August 10, 2007, Clifton R. Beckham, our current President and Chief Executive Officer, now makes such determinations of specific salary increases, other than his own, up to the maximums established by the Committee.

Our Executive Compensation Committee has recently adopted a more extensive process for making executive compensation decisions, effective for 2008 and future years. See "Executive Compensation Compensation Discussion and Analysis - Procedures".

The Board recently adopted a written charter for the Executive Compensation Committee, which sets forth the purpose and responsibilities of the Executive Compensation Committee in greater detail. A copy of the Executive Compensation Committee's charter effective January 23, 2008, is available at our Internet address http://www.usa-truck.com under the "Corporate Governance" tab of the "Investor Relations" page.

The Executive Compensation Committee met six times during 2007. The Executive Compensation Committee is, and was throughout 2007, composed of Joe D. Powers (Chairman), Richard B. Beauchamp and William H. Hanna, each of whom is an independent director.

Audit Committee

The Audit Committee has primary responsibility for assisting and directing the Board in fulfilling its oversight responsibilities with respect to our auditing, accounting and financial reporting processes. The Audit Committee's responsibilities include:

•	Monitoring our financial reporting processes and systems of internal controls regarding finance and accounting;
•	Monitoring the independence and performance of our independent registered public accounting firm, and managing the relationship between us and our independent registered public accounting firm; and
•	Providing an avenue of communication among the Board, the independent registered public accounting firm and our management.

In fulfilling its responsibilities, the Audit Committee meets with representatives of our independent registered public accounting firm to review their findings during the conduct of the annual audit and to discuss recommendations with respect to our internal control policies and procedures. The Audit Committee also reviews our quarterly financial and operating results, and the public reporting of those results, through meetings and conference calls with management, the independent registered public accounting firm and our securities counsel. The Audit Committee has exclusive power to engage, terminate and set the compensation of our independent registered public accounting firm. The Audit Committee also evaluates and makes recommendations to the full Board with respect to all related-party transactions and other transactions representing actual or potential conflicts of interest and reviews all such transactions at least annually. The Board has adopted a written charter for the Audit Committee, which sets forth the purpose and responsibilities of the Audit Committee in greater detail. A copy of the Audit Committee's charter as amended effective October 17, 2007, is available at our Internet address http://www.usa-truck.com under the "Corporate Governance" tab of the "Investor Relations" page.

The Audit Committee met ten times during 2007. The Audit Committee is composed of Terry A. Elliott (Chairman), Joe D. Powers and Richard B. Beauchamp. The Board has determined that Terry A. Elliott is the audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K and meets the independence and financial sophistication requirements set forth in Rule 4350(d)(2)(A) of The NASDAQ Stock Market's listing standards.

All of the members of the Audit Committee are independent as defined by Rule 4200(a)(15) of The NASDAQ Stock Market's listing standards and meet the independence and other requirements set forth for audit committee members in Rule 4350(d)(2)(A) of those listing standards. See "Independent Registered Public Accounting Firm - Report of Audit Committee."

Nominating Committee

The Nominating Committee is composed of all Board members. The Board met in its capacity as the Nominating Committee twice in 2007. In accordance with the Nominating Committee's charter, in order to be considered a Nominating Committee nominee, a persons (including an incumbent director's) nomination must be approved by both the vote of a majority of a quorum of the full Nominating Committee and the vote of a majority of the directors then serving on the Nominating Committee who are independent directors as defined in Rule 4200(a)(15) of The NASDAQ Stock Market's listing standards. The vote of the independent directors must be taken by unanimous written consent or at a meeting in executive session, without the presence of the other members of the Nominating Committee.

The Nominating Committee's policy with regard to considering director candidates recommended by stockholders is set forth in detail in the Nominating Committee charter. Any stockholder of the Company who is the record or beneficial owner of at least 1% or $1,000 in market value of the shares of stock entitled to be voted at our next annual meeting, and who has held such shares for at least one year, may recommend to the Nominating Committee for consideration as a director nominee any person who meets certain minimum qualifications, which are described below and which are listed in the Nominating Committee charter. Stockholders must submit such recommendations in the manner and by the dates specified for stockholder nominations in our bylaws. The Nominating Committee will evaluate any stockholder recommendations pursuant to the same procedures that it follows in connection with consideration of recommendations received from any other source.

Whenever a determination has been made that it is necessary to nominate one or more persons, in addition to incumbent directors, the Nominating Committee will have primary authority for identifying persons who meet certain minimum qualifications and who otherwise have the experience and abilities necessary to serve as effective members of the Board. The Nominating Committee may delegate this identification function to one or more of its members. In performing this function, the Nominating Committee may rely on such resources as it deems appropriate, including without limitation, recommendations from our management, from our incumbent directors, from third parties or from stockholders. In addition, the Nominating Committee may, at our expense, engage the services of professional search firms or other consultants or advisers and may pay them such fees as the Nominating Committee shall determine to be reasonable and appropriate.

Each nominee must be at least twenty-one years of age at the time of his or her election as a director and must meet such other minimum qualifications as may be set forth from time to time in our bylaws. In addition to such minimum requirements, each nominee must, unless waived by the Nominating Committee and by the independent directors serving on the Nominating Committee, have a bachelor's degree from an accredited U.S. college or university, or a corresponding degree from a foreign educational institution, have at least ten years of experience in a business or profession (which need not be the truckload or other transportation industry) that, in the opinion of the Nominating Committee, provides the proposed nominee with such experience as will enable him or her to serve as an effective member of the Board, and have no relationship with us or other circumstances that would be likely to create a conflict of interest or otherwise interfere with the exercise by such person of impartial judgment in his or her capacity as a director. Finally, in identifying and selecting persons for consideration as nominees, the Nominating

Committee will consider the rules and regulations of the Securities and Exchange Commission and The NASDAQ Stock Market (or such other stock exchange or stock market on which our securities may be listed or traded from time to time) regarding the composition of the Board and the qualifications of its members.

The Nominating Committee may take such actions as it deems appropriate to evaluate whether each person who has been recommended or proposed for approval as a nominee meets the minimum qualifications, as described above, and set forth in the Nominating Committee charter, and otherwise has the experience and abilities necessary to be an effective member of the Board. These procedures may include at least one personal interview of the candidate by the Nominating Committee, discussions with qualified representatives of companies or firms by which the candidate is or has previously been employed or on whose boards of directors the candidate is serving or has previously served, or with such other persons as the Nominating Committee deems appropriate to rely upon as references for the candidate, and completion of a questionnaire regarding the candidates' prior employment and service on boards of directors, criminal convictions or sanctions and other matters deemed appropriate by the Nominating Committee.

The Nominating Committee charter is available at our Internet address http://www.usa-truck.com under the "Corporate Governance" tab of the "Investor Relations" page.

Nonemployee Directors Stock Option Committee

The Nonemployee Directors Stock Option Committee, which did not meet in 2007, is currently composed of Robert M. Powell (Chairman) and Clifton R. Beckham. Until August 10, 2007, the Nonemployee Directors Stock Option Committee was composed of Robert M. Powell (Chairman) and Jerry D. Orler, who was a director and executive officer of the Company until that date.

The Nonemployee Directors Stock Option Committee is responsible for administering the grants of stock options and other awards to nonemployee directors under the 2004 Equity Incentive Plan. The Nonemployee Directors Stock Option Committee also has the responsibility for administering our 1997 Nonqualified Stock Option Plan for Nonemployee Directors. Even though the term of such plan has expired and options may no longer be granted thereunder, some options remain outstanding under the plan, and this Committee has continuing authority with respect to such outstanding options, including, for example, addressing any questions of interpretation that may arise.

Employee Stock Option Committee

On May 2, 2007, the Employee Stock Option Committee was dissolved and all of its responsibilities were assumed by the Executive Compensation Committee by action of the Board of Directors. During 2007, up to the date of its dissolution, the Employee Stock Option Committee was composed of Joe D. Powers (Chairman), William H. Hanna and Richard B. Beauchamp and had the responsibility for administering our Employee Stock Option Plan. The term of the Employee Stock Option Plan expired in 2002, and no new options may be granted thereunder. However, some options remain outstanding under the plan, and the Employee Stock Option Committee had continuing authority with respect to such outstanding options, including, for example, addressing any questions of interpretation that may arise. Prior to its dissolution, the Employee Stock Option Committee also had, by delegation from the Executive Compensation Committee, responsibility for administering the grants of options and other awards under the 2004 Equity Incentive Plan to employees other than executive officers. The Employee Stock Option Committee did not meet during 2007.

EXECUTIVE OFFICERS

Our executive officers are Robert M. Powell, Clifton R. Beckham, Garry R. Lewis, Michael E. Brown, Michael R. Weindel, Jr., J. Rodney Mills, Darron R. Ming and Craig S. Shelly. Biographical information for Mr. Powell and Mr. Beckham is set forth under the heading "Additional Information Regarding the Board of Directors - Biographical Information" above.

Garry R. Lewis. Mr. Lewis, 62, has served as Executive Vice President and Chief Operating Officer since January 2008. He served as Senior Vice President, Operations from November 2003 to January 2008. He served as Vice President, Operations from 2002 to 2003 and as Director of Operations from 1986 to 2002. Prior to his employment by us, Mr. Lewis was employed by ABF Freight System, Inc. and its various subsidiaries for 13 years.

Michael E. Brown. Mr. Brown, 41, has served as Senior Vice President, Operations since January 2008. He served as Vice President, Maintenance from November 2003 to January 2008. He served as Director, Maintenance from January 2003 to November 2003. During 2002, he worked for Wal-Mart Stores, Inc. as a Regional Maintenance Manager in its private trucking fleet. Prior to working at Wal-Mart, he worked for us from 1992 through 2001 in a variety of positions in the Maintenance, Operations and Risk Management departments.

J. Rodney Mills. Mr. Mills, 43, has served as Vice President, Safety and General Counsel since October 2006, Corporate Counsel from June 2004 to October 2006 and was elected Secretary in May 2005. Prior to employment with us, Mr. Mills was a partner in a Fort Smith, Arkansas law firm, Hardin, Jesson, and Terry, PLLC, where he had provided legal representation to us since 1990.

Darron R. Ming. Mr. Ming, 33, has served as Vice President, Finance since 2005, Chief Financial Officer since August 2007 and Treasurer since July 2007.  He served as Controller from 2001 to July 2007.  He joined the Company in 2000 as Accounting Manager.  Prior to joining the Company, Mr. Ming was employed at the Sparks Medical Foundation as Accounting Manager.  Mr. Ming is a Certified Public Accountant.

Craig S. Shelly. Mr. Shelly, 32, has served as Vice President, Corporate Strategy since August 2007.  He served as Treasurer from 2002 to July 2007.  He joined the company in 2000 as Assistant Treasurer.  Prior to joining the Company, Mr. Shelly was employed at Edward D. Jones & Co. as a licensed securities broker.  Mr. Shelly is a Certified Public Accountant and a Certified Treasury Professional.

Michael R. Weindel, Jr. Mr. Weindel, 39, has served as Vice President, Human Resources, Recruiting and Training since January 2005. He served as Director, Human Resources, Recruiting and Training from 2003 to 2005, as Director of Purchasing from 2002 to 2003 and as Director of Human Resources from 1997 to 2002. Mr. Weindel has worked for us since 1991.

All of our executive officers are elected annually by the Board to serve until the next annual meeting of the Board and until their respective successors are elected.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Executive Compensation Committee has responsibility for decisions regarding the compensation of our executive management team, and for ensuring that those decisions are consistent with our compensation philosophy and objectives. The elements of the compensation received by our Chief Executive Officer ("CEO") and the other named executive officers listed in the Summary Compensation Table are consistent with the types of compensation paid to our other executive officers. We believe that our total compensation package is both fair and competitive. Total compensation includes both cash and equity-based compensation. Other than base salaries, a significant portion of the compensation package is performance-based, and provides value to our executives based on the achievement of specified performance goals or appreciation in the market price of our Common Stock. This balance between salaries and performance-based cash and equity awards reflects our commitment to placing a meaningful portion of our executive officers' compensation at risk by linking it to performance.

This Compensation Discussion and Analysis explains our compensation policies and practices relating to the compensation of the officers listed in the Summary Compensation Table, below, who are sometimes collectively referred to as the "named executive officers." The named executive officers include our CEO, our Chief Financial Officer and our three other most highly-compensated executive officers who were serving at December 31, 2007. Except as noted, references to our CEO are to Robert M. Powell, who served as our CEO until January 23, 2007, Jerry D. Orler, who served as our CEO from January 24, 2007 to August 10, 2007, which was the effective date of his resignation from this position, and Clifton R. Beckham, who has served as our CEO since August 10, 2007.

Philosophy and Objectives

The objectives of our executive compensation program are to (i) align compensation with business objectives, individual performance and the interests of our stockholders, (ii) encourage and reward high levels of performance, (iii) recognize and reward the achievement of Company and/or business unit goals, and (iv) attract and retain executive officers who contribute to our long-term success.

We incorporate compensation components designed to achieve those objectives in the short term and the long term. A substantial portion of the cash compensation component is in the form of a performance-based annual incentive, which keeps management focused on near-term results. Proceeds from that annual incentive are designed to be used to purchase our stock through various equity incentive programs. While participants in those programs are encouraged to buy and hold our Common Stock, thus focusing management on long-term results, we do not require them to buy and hold any specific amount of such stock.

The Executive Compensation Committee believes that our compensation plans and practices will reward executive officers for their contributions to our success and provide incentives to them to continue performing services for us to the best of their abilities. The Committee also believes that the extended vesting schedules of awards under the equity compensation plans described below, as well as the limited exercise periods of options granted to the named executive officers, will encourage the named executive officers not only to remain with us, but also to seek to enhance the value of our Common Stock through improvements in our performance and to sustain such improvements throughout the terms of the restricted stock awards and options.

Procedures

In making decisions regarding the compensation of our executive officers, the Executive Compensation Committee relies on management to compile information about compensation practices of competitors and other market information. Our CEO provides information to the Committee regarding the performance of individual executive officers and their potential to contribute to our future success and makes recommendations for salary increases for those officers. Based on those reports and recommendations, and on the Executive Compensation Committee's review of information regarding our performance in a number of areas, as described below, the Committee approves a maximum amount by which the salary of each of the executive officers may be increased. Our CEO (or previously, our President) then determines the specific amount by which each executive officer's salary, excluding the President and CEO's, is increased, up to the maximum amount established by the Committee. See "Additional Information Regarding the Board of Directors - Board Meetings and Committees - Executive Compensation Committee" for more information about these procedures. The Committee has not engaged or received reports from any third party compensation consultants.

The Executive Compensation Committee also makes decisions regarding the grant of incentive awards to our executive officers under our 2004 Equity Incentive Plan. The Committee reviews the recommendations of our CEO (and previously, our President) in connection with awards under the 2004 Equity Incentive Plan. Performance-based cash incentives are paid pursuant to a formula contained in the Executive Profit-Sharing Incentive Plan. The Executive Compensation Committee periodically evaluates the terms of that plan, including the performance objective, but does not exercise any discretion over the terms of awards or whether any amounts will be paid to our executive officers in any year under that plan.

We established our 2003 Restricted Stock Award Plan at the suggestion of our Chairman, Robert M. Powell, who was a founder of the Company and served as our CEO until January 2007. The purpose of the Plan is to provide long-term incentives to persons serving in key executive positions by providing them with the opportunity to obtain additional equity interests in the Company if the performance goals set forth in the Plan are achieved. All of the shares that have been awarded and that may be awarded under the 2003 Restricted Stock Award Plan consist of shares contributed to us by Mr. Powell. Mr. Powell is designated as the Administrator of the Plan, and he makes recommendations regarding the recipients and terms of awards of restricted stock under the Plan, and those recommendations are reviewed and approved by our Board of Directors.

In making compensation decisions, the Executive Compensation Committee also considers the competitiveness of the labor market in which we compete for executive talent and the performances of a comparison group of major companies that are most likely to compete with us for the services of executive officers, which consists of several similarly sized publicly-held truckload carriers with freight operations similar to our own. In addition, the Committee considers data regarding the relative compensation levels (including the percentage allocated to long-term equity incentives) of corporate executives in those companies. However, the Committee does not engage in any formal benchmarking, that is, it does not attempt to set the compensation of our executives at a level having any pre-determined relationship to compensation paid by members of this group of peer companies. Whether actual compensation is above or below compensation paid by other companies to officers in comparable positions will depend on the achievement of performance objectives, the amount available for distribution as cash awards under our Executive Profit-Sharing Incentive Plan and the market value of shares of our Common Stock issued in connection with equity awards, all of which are directly related to our performance.

In addition to considering the factors described in the preceding paragraphs, our Executive Compensation Committee attempts to ensure that the base salary and total compensation payable to each executive officer, including our CEO, is fair in relation to the base salary and total compensation payable to the other named executive officers and other members of our management team.

In 2007 and recent years, the Executive Compensation Committee has focused its analysis of the Company's performance primarily on revenue growth, operating ratio, earnings per share growth, returns on equity, assets and invested capital and the valuation and trading volume of our stock, all of which are reviewed in relationship to general economic conditions as well as our competitors. In making decisions regarding the compensation of individual executive officers, the Committee relies on its analysis of that information about the Company's performance and on the information and recommendations provided by our CEO (or previously, our President), as stated above. Those recommendations from management are based on various factors, including demonstrated leadership and performance believed to contribute to our success and the creation of long-term value for our shareholders.

In December 2007, the Executive Compensation Committee adopted a more extensive process, which will apply to decisions made in 2008 and future years, for evaluating the performance of the Company and individual executive officers and making compensation decisions. The key elements of that process are as follows:

•	The Committee receives and reviews a report from our CEO containing:
•	A summary and analysis of publicly-available data regarding all elements of compensation paid by five publicly-held trucking companies whose size or operations are similar to ours;
•

A comparison of our financial performance to the financial performance of eight well established, publicly-held trucking companies of various sizes, based on several measures, including revenue and earnings per share growth, cost of capital, return on capital, economic value added, returns on equity and assets, share price growth and market capitalization growth;

•	A comparison of our operating performance to the operating performance of seven well established, publicly-held trucking companies of various sizes, based on several measures;
•	An internal pay equity analysis comparing the base salaries and potential cash incentive compensation available to five levels of our management, including our CEO; and
•

An evaluation by our CEO of the performance of the executive management team and each executive officer, other than the CEO, on the basis of specific performance indicators, as described in more detail below.

•

Our CEO presents to the Executive Compensation Committee a summary, in tabular format, of all elements of compensation paid to all executive officers, other than the CEO, as well as the most recent changes in cash compensation, together with the CEO's recommendations for adjustments to each element of compensation, based on the information and analysis described above and such subjective factors as the CEO may deem appropriate or on which the Committee may request information;

•

Our CEO presents to the Executive Compensation Committee a summary, in tabular format, of all elements of the CEO's compensation, as well as the most recent changes in cash compensation, without any recommendations for adjustment;

•

Based on these reports, analyses and recommendations, and such other factors as the Committee may deem appropriate in particular circumstances, including subjective factors, the Committee makes its determinations regarding any adjustments to the compensation of the CEO and our other executive officers. The CEO will typically be present for the Committee's deliberations regarding other executive officers in order to answer questions and assist in the Committee's review of the data presented, but is not present for the Committee's deliberations regarding his own compensation. The Committee will establish a maximum increase in the salary of each executive officer, and the CEO will then determine the specific adjustment to be made to the salary of each executive officer other than himself;

•	The determinations of the Executive Compensation Committee are submitted to the full Board of Directors for ratification.

The specific performance indicators used by the CEO to evaluate the performance of the executive team and individual executive officers include various measures of financial and operating performance, operating costs, personnel management and retention, safety performance and compliance with the Company's rules, procedures and codes. Some of those indicators are the responsibility of the entire management team and some are related to specific areas of the business and are the responsibility of particular officers. The CEO's analysis compares actual performance to pre-established goals for each performance indicator, sets a relative weighting for each indicator and assigns a score on a scale of 1 to 100 to each executive officer in each relevant area based on his performance or the performance of a team or department over which he has responsibility. This process results in an overall score on a 1-to-100 scale for each officer. In assigning scores in each category for each officer, our CEO may rely on subjective factors as well as quantitative factors, including long-term performance trends and performance relative to our industry. Although specific salary adjustments and other compensation decisions are within the discretion of the Executive Compensation Committee, we expect that the CEO will usually recommend salary increases within certain ranges in correlation to the scores achieved by individual officers.

In the past, the Executive Compensation Committee has conducted its annual compensation review in October of each year, and salary adjustments have been made as of an executive officer's employment anniversary date. The Committee has determined that its future annual compensation reviews will occur in January of each year, rather than October as in the past, and annual salary adjustments will be made effective as of January 1. The Committee believes that this will allow for more efficient and productive analysis of the Company's and the executive officers' full-year performance, as well as comparative information about the performance and compensation practices of other companies in the Company's industry, as described above.

In general, the Executive Compensation Committee does not consider amounts that may be realized by our executive officers from prior compensation awards, such as appreciation in the value of stock previously acquired pursuant to stock options or restricted stock awards, when making decisions regarding current compensation.

Elements of Compensation

The four elements of our compensation program are base salary, performance-based cash incentives, performance-based restricted stock awards and options and other equity-based awards. While base salary and performance-based cash incentives are awarded and paid with respect to a single fiscal year, restricted stock awards and options have extended vesting schedules and are designed to provide long-term performance incentives. The following is a discussion of each of those elements.

Base Salary. Annual salaries for the executive officers, including the CEO, have generally been reviewed in October of each year based on a number of factors, both objective and subjective. Objective factors considered include increases in the cost of living, our current performance and, to a lesser extent, our overall historical performance, although no specific formulas based on such factors have been used to determine salaries. Salary decisions are based primarily on the Executive Compensation Committee's subjective analysis of the factors contributing to our long-term success and of the executives' individual contributions to such success. See "Procedures" above for a discussion of the procedures that have been used, and new procedures that will be used, by our Executive Compensation Committee to set salaries for our executives.

Performance-Based Cash Incentives. Cash incentive payments based on our performance may be paid to the executive officers under the Executive Profit-Sharing Incentive Plan. It is our policy that a significant percentage of each executive's potential annual cash compensation will be represented by awards under this Plan, and therefore will be subject to the performance objective specified in the Plan and to our ability to generate positive pre-tax income. Under this Plan, 5% of our pre-tax, pre-incentive income is set aside annually as an incentive pool for potential distribution at the end of the fiscal year to all executive officers, including our CEO. If we achieve a full-year combined internal operating ratio, determined in accordance with the Plan, of 95% or less for any fiscal year, the incentive pool is distributed within 75 days after the conclusion of that fiscal year to the executive officers, pro rata in proportion to their total base salaries. However, the amount of the incentive payment to each executive officer is limited to 100% of his total base salary. Under this Plan, as in effect prior to 2007, the maximum amount that could be paid to each participant, expressed as a percentage of his salary, was determined by the Committee within certain specified ranges. Whether the executive officers' total cash compensation is comparable to the compensation of executives with similar responsibilities at comparable companies may vary from year to year depending upon our performance.

Performance-Based Restricted Stock Awards. Restricted stock awards that vest on the basis of our performance may be granted to certain executive officers under the 2003 Restricted Stock Award Plan. The Board of Directors awards the stock based on the recommendations of Robert M. Powell, our Chairman of the Board and former CEO. Mr. Powell contributed, for purposes of awards under this Plan, all the shares that have been awarded under the Plan. Four executive officers, including our current President and CEO and three other named executive officers, currently hold restricted stock awards granted to them in August 2003 and November 2005. All the awards vest in five annual increments. Each increment vests only if the holding period requirement has been met and the performance target for each increment has been achieved. For the awards granted to the named executive officers in 2003, the performance goal specified in their respective grants is a 15% increase in our retained earnings for the 24-month period after the grant date (for the first increment) and a 10% increase in retained earnings for each of the four subsequent fiscal years (for the final four increments). For the awards granted to the named executive officers in 2005, the performance goal specified in their respective grants is a 10% increase in our retained earnings for each of the five fiscal years after the grant date. The performance target for the period ended December 31, 2007, was not achieved, and the fourth increment of each of the 2003 awards, in the amount of 5,000 shares each, and the second increment of the each of the 2005 awards, in the amount of 2,000 shares each, were forfeited March 1, 2008. Any shares that do not vest in future periods will be forfeited. The ultimate value of the awards depends on a number of factors, including whether the performance goals are achieved, whether the restricted shares vest or are forfeited, and the market value of our Common Stock. Dividends, if any, will be paid on all restricted shares at the same rate as dividends received by all stockholders, except that the Board may decide that any such dividends will be held in escrow and subject to the same risk of forfeiture as the restricted shares on which they are paid. The Company has not paid any dividends. The 2003 Restricted Stock Award Plan currently has 24,000 shares available for future grants. An additional 50,000 shares may be awarded under this Plan upon contribution of such shares to the Company by our Chairman of the Board, in his discretion, in accordance with the Plan.

Options and Other Equity-Based Awards. Equity-based awards, payable in shares of stock or cash, may be granted to executive officers under our 2004 Equity Incentive Plan. Awards may be granted to any of our employees, officers or directors or an affiliate whom the Executive Compensation Committee from time to time selects. Such equity-based awards may take the form of performance shares, performance units, restricted stock, stock units, stock appreciation rights or stock options. The Executive Compensation Committee may cause the awards to be subject to the attainment of certain performance goals.

To date, only stock options have been awarded under the 2004 Equity Incentive Plan.The Executive Compensation Committee may grant to our executive officers options designated as incentive stock options or nonqualified stock options. The exercise price is determined by the Committee, but may not be less than 100% of the fair market value, as defined in such plan, of the Common Stock on the date of grant. The Committee generally considers option awards quarterly, usually in connection with regularly scheduled Board meetings. Because those meetings usually occur before we publicly announce our quarterly results of operations, the members of our Executive Compensation Committee may possess material nonpublic information when the Committee grants options to our executive officers. However, the meetings at which option grants are considered are determined in advance, and we do not attempt to time any option grants, or the release of earnings information, to affect the value of any option awards or otherwise to provide any advantage to the grantees, and the Committee does not take any positive or negative nonpublic information into account in determining whether or in what amount to grant options. No options or other awards were granted to any named executive officer under the 2004 Equity Incentive Plan during 2006 or 2007.

We are currently authorized to issue up to a maximum of 975,000 shares of Common Stock under the 2004 Equity Incentive Plan. On the day of each annual meeting of our stockholders for a period of nine years, starting in 2005 and ending in 2013, the maximum number of shares of Common Stock available for issuance under the Plan will automatically increase by 25,000 shares or such lesser number as determined by the Board. Therefore, as of May 7, 2008, the aggregate number of shares of Common Stock available for issuance under the Plan will be 1,000,000, including shares previously awarded. As of December 31, 2007, 624,500 shares of Common Stock were available for granting equity awards under the Plan. No named executive officer may receive in any one calendar year awards relating to more than 30,000 shares of Common Stock under such Plan.

Other Elements of Compensation. In addition to the four principal elements of our compensation program described above, we also provide to our executive officers a matching amount to the qualifying contributions made under our 401(k) plan, use of a Company-owned automobile and premium payments on life insurance policies, under which we are not the beneficiary. None of our executive officers or employees has a written employment agreement, and we do not maintain any plans or programs providing for severance or other post-termination benefits. We also have no plans that provide for the payment, or acceleration of payment, of any compensation in connection with any change of control of the Company, although the committee granting awards under our 2004 Equity Incentive Plan may provide for acceleration of vesting of individual awards. No outstanding options contain provisions for acceleration upon a change in control. We also do not have a pension plan or other plan providing for benefits payable in connection with or following retirement, nor any plan providing for the deferral of compensation on a basis that is not tax-qualified.

Accounting and Tax Considerations

We have structured our compensation program to comply with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code and to avoid any additional taxes or interest charges under Section 409A(a)(1)(B) of the Internal Revenue Code. Under Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives exceeding $1,000,000 in any taxable year, unless the compensation is performance-based and meets certain other requirements including stockholder approval and outside director administration. To date, no executive officer has received compensation in any year that exceeded $1,000,000. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A(a)(2), (3), and (4), then the benefits are taxable in the first year that they are not subject to a substantial risk of forfeiture and are subject to additional tax plus interest under Section 409A(a)(1)(B).

Analysis of 2007 Executive Compensation Decisions

The initial decisions regarding 2007 compensation for the named executive officers were made in October 2006. At that time, the Executive Compensation Committee made certain adjustments to equalize the salary and potential cash incentive components of executive officers' compensation. In 2006 and prior years, the maximum amounts that our named executive officers were eligible to receive under our Executive Profit-Sharing Incentive Plan ranged from 200% to 250% of base salary. Effective January 1, 2007, that plan was amended to decrease the maximum amount that may be paid to each executive officer in any year to 100% of his base salary for that year. Concurrently with that decrease in the maximum potential cash incentive opportunity, the Executive Compensation Committee authorized increases in the salaries of all of the named executive officers. The Committee believes that these changes reflect an appropriate balance between base salary and at-risk cash incentive compensation, and were necessary to retain our executive officers, while still providing them with appropriate incentives to improve Company performance. The salary increases as of January 1, 2007 also reflected an 8% merit-based increase for each executive officer, approved by the Committee in October 2006 based upon the recommendations of the person then serving as our President.

In addition to the above, in connection with Mr. Orler's promotion to the position of Chief Executive Officer in January 2007 his base annual salary was increased 4%. Also, in connection with this change Mr. Powell's base annual salary was decreased 4%. These changes in salary resulted in equivalent changes in the cash incentive opportunity available to these officers under our Executive Profit-Sharing Incentive Plan, although we did not make any cash incentive payments under that Plan for 2007. Both of these compensation changes were effective February 1, 2007.

The following named executive officers received additional salary increases in connection with promotions and a management restructuring during 2007. Clifton R. Beckham was promoted to President and CEO in August 2007, and his base annual salary was increased by $48,132 at that time in recognition of the substantial additional responsibilities associated with his new position, as well as his performance and leadership that resulted in his promotion. This salary increase resulted in a corresponding increase of approximately 25% in Mr. Beckham's cash incentive opportunity under our Executive Profit-Sharing Incentive Plan. Darron R. Ming was promoted to Chief Financial Officer in August 2007, and he received an increase in base annual salary of $41,640, and a corresponding increase of approximately 34% in cash incentive opportunity, at that time for similar reasons.

The Executive Compensation Committee has determined that its future annual compensation reviews will occur in January of each year, rather than October as in the past. The Committee believes that this will allow for more efficient and productive analysis of the Company's and the executive officers' full-year performance, as well as comparative information about the performance and compensation practices of other companies in the Company's industry, as described above. In part for this reason, and in part because of the in-year adjustments made in connection with management changes during 2007 and the Company's financial performance for the year, the Executive Compensation Committee decided to make no further salary adjustments in connection with its most recent annual compensation review, which it conducted at meetings held in October and November 2007, effective for the remainder of 2007 and as of January 1, 2008. The Executive Compensation Committee also did not grant any awards under our 2004 Equity Incentive Plan to any of the named executive officers at that time.No named executive officer was awarded any stock options, restricted stock or other awards under either of our equity incentive plans in 2006 or 2007.

Executive Compensation Tables

The following table sets forth certain information concerning the compensation for our current Chief Executive Officer, two other persons who served in that capacity during the last fiscal year, our Chief Financial Officer and our three other most highly compensated officers based on 2007 total compensation. Information is provided for the last two fiscal years, except that information is provided only for 2007 for Mr. Ming, Mr. Brown and Mr. Weindel, who were not previously included in our Summary Compensation Table as named executive officers.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Options Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)	Total ($)
Robert M. Powell (4)	2007	221,365	--	4,939	--	7,395	233,699
Chairman of the Board and Former Chief	2006	217,380	--	10,282	279,511	8,089	514,043
Executive Officer

Clifton R. Beckham (6)	2007	206,994	282	3,656	--	8,400	219,332
President and Chief	2006	114,773	53,010	6,723	148,256	10,001	332,763
Executive Officer

Jerry D. Orler (5)	2007	275,535	--	1,596	--	7,397	284,528
Former President and	2006	177,494	--	14,592	229,273	8,538	428,165
Chief Executive Officer

Garry R. Lewis	2007	193,800	282	9,145	--	11,207	214,434
Executive Vice President	2006	124,200	53,010	14,475	160,427	12,146	364,258
and Chief Operating Officer

Darron R. Ming (7)	2007	144,125	--	2,746	--	4,688	151,559
Vice President, Finance,
Chief Financial Officer
and Treasurer

Michael E. Brown	2007	174,960	19,320	21,396	--	9,297	224,973
Senior Vice President,
Operations

Michael R. Weindel, Jr.	2007	167,734	19,320	21,396	--	9,934	218,384
Vice President,
Human Resources,
Recruiting and Training

(1)

The amounts shown represent the compensation expense recognized by us for each year, as determined in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment ("FAS 123(R)"), excluding the impact of estimated forfeitures for service-based vesting conditions, with respect to restricted stock awards made in 2003 to Mr. Beckham and Mr. Lewis and in 2005 to Mr. Brown and Mr. Weindel under our 2003 Restricted Stock Award Plan. For a discussion of the method used to determine such values, see "Note 9. Stock Plans" to our 2007 consolidated financial statements in "Item 8. Financial Statements and Supplementary Data" of our Annual Report on Form 10-K for the year ended December 31, 2007. The amounts shown for 2007 for Mr. Beckham and Mr. Lewis reflect the reversal of certain amounts previously accrued, due to the forfeiture of one increment of their 2003 restricted stock awards, in the amount of 5,000 shares each, because the performance goal applicable to those increments was not met for 2007. Mr. Brown and Mr. Weindel also forfeited increments, in the amount of 2,000 shares each, of their 2005 restricted stock awards because the applicable performance goal was not met for 2007; however, since Mr. Brown and Mr. Weindel have not previously been named executive officers, and the previously accrued amounts for such forfeited increments were not required to be disclosed in the Summary Compensation Table in our 2006 proxy statement, the amounts shown in this table do not reflect the reversal of such previously accrued amounts.

(2)

The amounts shown represent the compensation expense recognized by us for each year, as determined in accordance with FAS 123(R), excluding the impact of estimated forfeitures for service-based vesting conditions, with respect to the options granted to the respective officers in the years shown or prior years. For a discussion of the assumptions made for purposes of determining such values, see "Note 9. Stock Plans" to our 2007 consolidated financial statements in "Item 8. Financial Statements and Supplementary Data" of our Annual Report on Form 10-K for the year ended December 31, 2007. The amount shown for 2007 for Mr. Orler reflects the reversal of certain amounts previously accrued, due to the forfeiture of certain options, as described in footnote 5 below.

(3)	Represents cash incentives awarded to and earned by the executive officers pursuant to our Executive Profit-Sharing Incentive Plan for services rendered during the years shown.
(4)	Robert M. Powell served as CEO throughout 2006 and until January 23, 2007.
(5)

Jerry D. Orler served as President throughout 2006 and until August  10, 2007, and as CEO from January 24, 2007 to August 10, 2007. As a result of his resignation on August 10, 2007, Mr. Orler forfeited options to purchase 8,000 shares with a grant date of May 5, 2004 and a fair value as determined in accordance with FAS 123(R) of $33,760 as of that date.

(6)	Clifton R. Beckham has served as President and CEO from August 10, 2007 to present. He served as Senior Vice President and Chief Financial Officer throughout 2006 and until August 9, 2007.
(7)

Darron R. Ming has served as Chief Financial Officer from August 10, 2007 to present. He served as Vice President, Finance throughout the periods covered by the table, as Controller throughout 2006 and until July 2007, and as Treasurer from July 2007 to present.

The following table sets forth certain information about cash incentive amounts that could have been earned by the named executive officers under our Executive Profit-Sharing Incentive Plan if the performance goals specified in the Plan had been achieved for fiscal year 2007. No other equity-based or nonequity-based incentive awards were granted to any named executive officer in 2007.

2007 GRANTS OF PLAN-BASED AWARDS TABLE
	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)
Name	Threshold	Target	Maximum
Robert M. Powell	--	22,726	221,365
Clifton R. Beckham	--	21,251	206,994
Jerry D. Orler (2)	--	28,288	275,535
Darron R. Ming (3)	--	7,229	70,415
Michael E. Brown	--	17,962	174,960
Michael R. Weindel, Jr.	--	17,220	167,734
Garry R. Lewis	--	19,896	193,800

(1)

Our Executive Profit-Sharing Incentive Plan does not provide for any "threshold" or minimum payments for any particular level of performance. The amounts shown in the "Target" column are the amounts that would have been paid to the named executive officers if we had met the performance target for 2007, representing their respective pro rata shares of the incentive pool set aside for potential distribution under the Plan. As described in the narrative following this table, the incentive pool was equal to 5% of our 2007 pre-tax income. The amounts shown in the "Maximum" column are the maximum amounts that the officers could have received under the Plan for 2007, which are equal to 100% of the respective 2007 annual salaries received by the officers while serving in qualifying positions. We did not meet the performance target of a 95% or less combined internal operating ratio for 2007 and, therefore, no incentive payments were made to any executive officers under the Plan for 2007.

(2)

Because Mr. Orler retired with more than five years of service to the Company, he remained eligible to receive payments under the Plan for 2007, notwithstanding his retirement before December 31, 2007.

(3)

Mr. Ming became eligible to participate in the Executive Profit-Sharing Incentive Plan upon his promotion to Chief Financial Officer effective August 10, 2007. Therefore, the amounts shown in the "Target" and "Maximum"

columns, representing the pro rata portion of the incentive pool that would have been allocated to Mr. Ming for purposes of determining any cash incentive earned by him and the maximum that he could have received under that Plan for 2007, have been calculated using only the salary he received following his promotion on August 10, 2007.

No stock options or other awards were granted to any of the named executive officers under our 2004 Equity Incentive Plan or our 2003 Restricted Stock Award Plan during 2007. Under the Executive Profit-Sharing Incentive Plan, 5% of our pre-tax, pre-incentive income is set aside annually as an incentive pool for potential distribution at the end of the fiscal year to all executive officers. If we achieve a full-year combined internal operating ratio, determined in accordance with the plan, of 95% or less for any fiscal year, the incentive pool is distributed within 75 days after the conclusion of that fiscal year to the executive officers, pro rata in proportion to their total base salaries. This performance goal was not met for 2007. The amount of the incentive payment to each executive officer is limited to a percentage of his total base salary. The Executive Profit-Sharing Incentive Plan, as amended effective January 1, 2007, specifies that the maximum amount that may be paid to each executive officer each year is 100%of his base salary received while serving in a qualifying position during the year.

The following table sets forth certain information concerning the values realized upon exercise of options or vesting of restricted stock during fiscal year 2007.

2007 OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Robert M. Powell	16,700	81,888	--	--
Clifton R. Beckham	6,200	32,158	5,000	80,300
Jerry D. Orler	17,700	80,114	--	--
Darron R. Ming	2,000	8,060	--	--
Michael E. Brown	1,400	6,386	2,000	32,120
Michael R. Weindel, Jr.	3,000	13,120	2,000	32,120
Garry R. Lewis	5,500	23,317	5,000	80,300

(1)	Determined by multiplying the number of shares acquired on exercise by the difference between the closing price of our Common Stock on the date of exercise and the exercise price.
(2)

Determined by multiplying the number of shares of restricted stock that vested by the market value of the underlying shares on the vesting date. The amounts shown in the table relate to shares of restricted stock that vested on March 1, 2007, based on satisfaction of the performance goal specified in the Plan for fiscal year 2006.

The following table sets forth information concerning outstanding awards as of the end of fiscal year 2007 that had been granted but that had not yet vested and had not yet been earned. For this purpose, an "unearned award" is one for which it has not yet been determined whether the applicable performance goals will be met. One of the named executive officers, Jerry D. Orler, was no longer in office, and did not hold any outstanding equity awards, at December 31, 2007, and therefore is not included in this table.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
	Options Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Robert M. Powell	5,000(1)		12.62	05/05/2008
		5,000 (10)	12.62	05/05/2009

Clifton R. Beckham	3,600 (2)		12.10	01/29/2008	5,000 (20)	77,000 (22)
	3,500 (3)		12.10	01/29/2009
	1,600 (4)		11.47	05/05/2008
	1,600 (5)		11.47	05/05/2009
		1,600 (11)	11.47	05/05/2010
		1,600 (12)	11.47	05/05/2011

Darron R. Ming	700 (2)		12.10	01/29/2008
	1,600 (3)		12.10	01/29/2009
	1,200 (4)		11.47	05/05/2008
	1,200 (5)		11.47	05/05/2009
		1,200 (11)	11.47	05/05/2010
		1,200 (12)	11.47	05/05/2011

Garry R. Lewis	1,900 (2)		12.10	01/29/2008	5,000 (20)	77,000 (22)
	1,900 (3)		12.10	01/29/2009
	1,600 (4)		11.47	05/05/2008
	1,600 (5)		11.47	05/05/2009
		1,600 (11)	11.47	05/05/2010
		1,600 (12)	11.47	05/05/2011
	2,000 (6)		12.66	07/21/2008
	2,000 (7)		12.66	07/21/2009
		2,000 (13)	12.66	07/21/2010
		2,000 (14)	12.66	07/21/2011
Michael E. Brown	200 (4)		11.47	05/05/2008	6,000 (21)	92,400(22)
	1,600 (5)		11.47	05/05/2009
		1,600 (11)	11.47	05/05/2010
		1,600 (12)	11.47	05/05/2011
	750 (8)		22.54	04/01/2008
	750 (9)		22.54	04/01/2009
		1,700 (15)	22.54	04/01/2010
		1,700 (16)	22.54	04/01/2011
		1,700 (17)	22.54	04/01/2012
		1,700 (18)	22.54	04/01/2013
		1,700 (19)	22.54	04/01/2014
Michael R. Weindel, Jr.	200 (4)		11.47	05/05/2008	6,000 (21)	92,400(22)
	1,600 (5)		11.47	05/05/2009
		1,600(11)	11.47	05/05/2010
		1,600(12)	11.47	05/05/2011
	750 (8)		22.54	04/01/2008
	750 (9)		22.54	04/01/2009
		1,700 (15)	22.54	04/01/2010
		1,700 (16)	22.54	04/01/2011
		1,700 (17)	22.54	04/01/2012
		1,700 (18)	22.54	04/01/2013
		1,700 (19)	22.54	04/01/2014

(1) Options had a vesting date of 05/05/07

(2) Options had a vesting date of 01/30/06

(3) Options had a vesting date of 01/30/07

(4) Options had a vesting date of 05/05/06

(5) Options had a vesting date of 05/05/07

(6) Options had a vesting date of 07/21/06

(7) Options had a vesting date of 07/21/07

(8) Options had a vesting date of 04/01/06

(9) Options had a vesting date of 04/01/07

(10)Options have a vesting date of 05/05/08

(11)Options have a vesting date of 05/05/08

(12)Options have a vesting date of 05/05/09

(13)Options have a vesting date of 07/21/08

(14)Options have a vesting date of 07/21/09

(15)Options have a vesting date of 04/01/08

(16)Options have a vesting date of 04/01/09

(17)Options have a vesting date of 04/01/10

(18)Options have a vesting date of 04/01/11

(19)Options have a vesting date of 04/01/12

(20)The restricted stock shown in this table is based upon the award of 25,000 shares of restricted stock to each of Messrs. Beckham and Lewis on August 22, 2003. The first increment of each award, in the amount of 5,000 shares, vested on March 1, 2005, the second increment, in the amount of 5,000 shares, vested on March 1, 2006 and the third increment, in the amount of 5,000 shares, vested on March 1, 2007. Each of Messrs. Beckham and Lewis held 10,000 unearned, restricted shares as of December 31, 2007; however, because the Company did not meet the performance criteria for 2007, the fourth increment of each award, in the amount of 5,000 shares, did not vest and was forfeited on March 1, 2008. Because it was conclusively determined by December 31, 2007 that such fourth increment would be forfeited, the 5,000 shares covered by such increment of each award did not represent potentially realizable compensation to Messrs. Beckham and Lewis at year end, and such shares are not included in this table. The fifth increment, in the amount of 5,000 shares, will vest on March 1, 2009 if the performance criteria are met for 2008.

(21)The restricted stock shown in this table is based upon the award of 10,000 shares of restricted stock to each of Messrs. Brown and Weindel on November 22, 2005. The first increment of each award, in the amount of 2,000 shares, vested on March 1, 2007. Each of Messrs. Brown and Weindel held 8,000 unearned, restricted shares as of December 31, 2007; however, because the Company did not meet the performance criteria for 2007, the second increment of each award, in the amount of 2,000 shares, did not vest and was forfeited on March 1, 2008. Because it was conclusively determined by December 31, 2007 that such second increment would be forfeited, the 2,000 shares covered by such increment of each award did not represent potentially realizable compensation to Messrs. Brown and Weindel at year end, and such shares are not included in this table. The remaining three increments will vest on March 1 following the fiscal years 2008 through 2010, if the performance criteria are met for those years.

(22)The market value of shares of unvested, unearned stock is equal to the product of the closing market price of our Common Stock at the most recent fiscal year end and the number of unvested, unearned shares. The closing market price of our Common Stock was $15.40 on December 31, 2007.

DIRECTOR COMPENSATION

During 2007, we paid each director who is not an employee of the Company a fee of $1,500 per quarter, plus $1,000 per quarter for members of the Audit Committee, and reimbursed all directors for reasonable expenses they incurred attending Board or committee meetings. The Audit Committee Chairman received an additional $1,000 per quarter. Effective January 1, 2008, each nonemployee director will be paid an annual retainer of $10,000 payable in quarterly installments of $2,500. Each nonemployee director will also be paid a fee of $1,000 per Board meeting attended in person and $500 per telephone Board meeting. The Chairman of the Audit Committee will be paid an annual retainer of $7,500 payable in quarterly installments of $1,875, in addition to a $5,000 annual retainer to be paid to all members of the Audit Committee in quarterly installments of $1,250. Audit Committee members will also be paid a fee of $500 per Audit Committee meeting attended in person and $250 per telephone Audit Committee meeting. The Chairman of the Executive Compensation Committee will be paid an annual retainer of $2,000 payable in quarterly installments of $500, in addition to a $1,000 annual retainer to be paid to all members of the Executive Compensation Committee to be paid in quarterly installments of $250. Executive Compensation Committee members will also be paid a fee of $500 per Executive Compensation Committee meeting attended in person and $250 per telephone Executive Compensation Committee meeting.

The 2004 Equity Incentive Plan permits awards of incentive stock options, nonqualified stock options, restricted stock, stock units, performance shares, performance units and other incentives payable in cash or in shares of Common Stock. Individuals to whom awards may be granted include any employee, officer or director of the Company or of any entity that is directly or indirectly controlled by the Company. No individual director may receive in any one calendar year awards amounting to more than 30,000 shares of our Common Stock. The Executive Compensation Committee or Nonemployee Directors Stock Option Committee may grant stock options to directors either in the form of incentive stock options or nonqualified stock options, except that incentive stock options may not be granted to nonemployee directors. The exercise price of any shares subject to a stock option may be no less than 100% of the fair market value of the shares on the date the stock option is granted, or 110% of such fair market value for an incentive stock option granted to a participant who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of our stock or one of our parent or subsidiary corporations. The Plan is administered by the Executive Compensation Committee of the Board. However, with respect to participants who are nonemployee directors, the Plan is administered by the Nonemployee Directors Stock Option Committee of the Board. The Board or the Executive Compensation Committee may delegate the administration of the Plan, subject to certain limitations.

Option grants to nonemployee directors are usually considered by the Nonemployee Directors Stock Option Committee at the time of quarterly Board meetings. Because those meetings usually occur before we publicly announce our quarterly results of operations, the members of the Committee may possess material nonpublic information when the Committee grants options to our nonemployee directors. However, the meetings at which option grants are considered are determined in advance, and we do not attempt to time any option grants, or the release of earnings information, to affect the value of any option awards or otherwise to provide any advantage to the grantees, and the Committee does not take any positive or negative nonpublic information into account in determining whether or in what amounts to grant options. No options were granted to nonemployee directors in 2007.

The following table sets forth information concerning compensation for the last fiscal year for our nonemployee directors.

2007 DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)	Option Awards (4) ($)	Total ($)
James B. Speed	6,000(1)	3,057	9,057
Joe D. Powers	10,000(2)	3,057	13,057
Terry A. Elliott	14,000(3)	5,268	19,268
William H. Hanna	6,000(1)	4,418	10,418
Richard B. Beauchamp	10,000(2)	20,174	30,174

(1)	Amounts represent director fees of $1,500 per quarter.
(2)	Amounts include $1,500 for director fees per quarter and $1,000 for Audit Committee service per quarter.
(3)	Amount includes $1,500 for director fees per quarter, $1,000 for Audit Committee service per quarter, and $1,000 per quarter for service as chairman of the Audit Committee.
(4)

The amounts shown represent the compensation expense recognized by us for 2007 as determined in accordance with SFAS 123(R), excluding the impact of estimated forfeitures for service-based vesting conditions, with respect to the options granted to the directors in 2006 and prior years. For a discussion of the assumptions made for purposes of determining such value, see "Note 9. Stock Plans" to our 2007 consolidated financial statements in "Item 8. Financial Statements and Supplementary Data" of our Annual Report on Form 10-K for the year ended December 31, 2007. As of December 31, 2007, the nonemployee directors held outstanding options to purchase the following number of shares: James B. Speed (5,000), Joe D. Powers (5,000), Terry A. Elliott (7,250), William H. Hanna (3,750) and Richard B. Beauchamp (6,000).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Throughout 2007, the members of the Executive Compensation Committee of the Board were Joe D. Powers (Chairman), William H. Hanna and Richard B. Beauchamp.

COMPENSATION COMMITTEE REPORT

The following paragraph constitutes the report of the Executive Compensation Committee of the Board of Directors for fiscal year 2007. In accordance with SEC rules, this report shall not be deemed to be soliciting material or to be "filed" with the SEC except to the extent that this report is specifically incorporated by reference into a statement or report we file with the SEC, notwithstanding the incorporation of this Proxy Statement into any such statements or reports. To the extent that this report is specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, pursuant to General Instruction G(3) to Form 10-K, this report shall be deemed "furnished" and not "filed" in such Annual Report and will not be deemed incorporated by reference into any other filing, including any filing that incorporates such Annual Report on Form 10-K by reference, as a result thereof.

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section included in this Proxy Statement with management. Based on such review and discussion, the Executive Compensation Committee approved and recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Members of the Executive Compensation Committee

Joe D. Powers (Chairman)

Richard B. Beauchamp

William H. Hanna

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm utilized by us during fiscal years 2007 and 2006 was Grant Thornton LLP. Ernst &Young LLP was engaged in that capacity from fiscal year 1989 until its dismissal in March 2006. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representatives of Grant Thornton LLP will have the opportunity to make a statement at the Annual Meeting if they choose to do so. Representatives of Ernst & Young LLP are not expected to be present at the Annual Meeting.

Change in Independent Registered Public Accounting Firm

As previously reported in our Current Report on Form 8-K filed with the SEC on March 17, 2006, our Audit Committee dismissed Ernst & Young LLP as our independent registered public accounting firm, effective March 14, 2006.

The audit reports of Ernst & Young LLP on our consolidated financial statements as of and for the year ended December 31, 2005, and on management's assessment of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2005, and from December 31, 2005 through the effective date of Ernst & Young LLP's dismissal, there were no disagreements between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of such disagreements in connection with its reports.  During the period described in the preceding sentence, there were no "reportable events" as defined in Item 304(a)(1)(iv) or (v) of Regulation S-K of the SEC's rules and regulations.

We have provided Ernst & Young LLP with a copy of the foregoing statements. A copy of Ernst & Young LLP's letter to the SEC, dated March 14, 2006, regarding its agreement with the foregoing statements, as set forth in our Current Report on Form 8-K filed with the SEC on March 17, 2006, was filed as Exhibit 16.1 to that report.

As previously reported in our Current Report on Form 8-K filed with the SEC on March 17, 2006, our Audit Committee engaged Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2006, effective March 15, 2006. Among other reasons, the Audit Committee selected Grant Thornton LLP because of its expertise and knowledge serving public truckload companies. During our fiscal year ended December 31, 2005, and the subsequent interim period through the date of our engagement of Grant Thornton LLP on March 15, 2006, neither we nor anyone on our behalf consulted with Grant Thornton LLP regarding any accounting or auditing issues involving us, including any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Principal Accounting Fees and Services

The following table presents fees for professional services rendered by our principal accountant, Grant Thornton LLP, for the years ended December 31, 2007 and 2006 for the audit of the Company's consolidated financial statements and fees billed for other services rendered by Grant Thornton LLP during 2007 and 2006.

	2007	2006

Audit Fees (a)	$285,287	$287,038

Other Fees:
Audit-related Fees (b)	--	--
Tax Fees (c)	--	--
All Other Fees	--	--

(a)

Fees and expenses for (i) the integrated audit of the consolidated financial statements included in our Annual Reports on Form 10-K and internal control over financial reporting; (ii) the reviews of the interim consolidated financial information included in our Quarterly Reports on Form 10-Q; (iii) consultations concerning financial accounting and reporting; and (iv) reviews of documents filed with the SEC and provision of related consents. Of the amount shown for 2007, $165,451 was paid to Grant Thornton LLP in 2007 and $119,836 has been paid in 2008. The amount shown for 2006 also includes $8,288 paid to Ernst & Young LLP.

(b)	Fees and expenses paid to our principal accountant for audit-related services including accounting consultation.

(c)	Fees and expenses paid to our principal accountant for (i) tax compliance; (ii) tax planning; and (iii) tax advice.

The Audit Committee selects the firm that performs the integrated audit of our consolidated financial statements and internal control over financial reporting, determines the compensation of that firm and pre-approves all services of any type that firm renders to us. The Audit Committee has been informed of the types of services Grant Thornton LLP and Ernst & Young LLP rendered to us and has determined that, in providing those services, each such firm has maintained its independence as to us. The Audit Committee has a written policy for the pre-approval of the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence. The Audit Committee pre-approves the engagement terms and fees of annual audit services, and any changes in such terms and fees resulting from changes in audit scope, our structure or other matters. The Audit Committee may also grant pre-approval for other audit services, audit-related services (which include assurance and related services that are reasonably related to the audit or review of our consolidated financial statements and that are traditionally performed by the independent auditor) and tax services. Each pre-approval, unless earlier withdrawn or modified by the Audit Committee, has a term of twelve months, unless the Audit Committee specifically provides for a different period. The pre-approval policy also contains a non-exclusive list of prohibited non-audit services that may not be performed by our independent registered public accounting firm, and provides that permissible non-audit services classified as "all other services" must be separately pre-approved by the Audit Committee. The Audit Committee did not approve any services pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated under the Exchange Act, which permits the waiver of the pre-approval requirements in certain circumstances.

REPORT OF AUDIT COMMITTEE

The following paragraphs constitute the report of the Audit Committee of the Board for fiscal year 2007. In accordance with SEC rules, this report shall not be deemed to be soliciting material or to be "filed" with the SEC except to the extent that this report is specifically incorporated by reference into a statement or report that we file with the SEC, notwithstanding the incorporation of this Proxy Statement into any such reports.

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee's actions are governed by a written charter, which has been adopted by the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. All of the members of the Audit Committee are independent as defined by Rule 4200(a)(15) and meet the independence and other requirements of Rule

4350(d)(2) of The NASDAQ Stock Market's listing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and USA Truck including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with their independence.

The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), as well as the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held four meetings in person and six via conference call during fiscal year 2007.

In reliance on the reviews and discussions referred to above, and after receiving and reviewing the written disclosures and the letter from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

By the Members of the Audit Committee:
Terry A. Elliott (Chairman)
Joe D. Powers
Richard B. Beauchamp

CORPORATE GOVERNANCE AND RELATED MATTERS

We are committed to conducting our business in accordance with the highest ethical standards. As part of that commitment, the Board has adopted a Code of Business Conduct and Ethics ("Code of Ethics") applicable to all directors, officers and employees, which sets forth the conduct and ethics expected of all our affiliates and employees, a copy of which is available at our Internet address http://www.usa-truck.com under the "Corporate Governance" tab of the "Investor Relations" page. In addition, any amendments to, or waivers of, any provision of the Code of Ethics that apply to our principal executive, financial, and accounting officers, or persons performing similar functions, will be posted at that same location on our website.

We adopted a Policy Statement and Procedures for Reporting of Violations and Complaints ("Whistleblower Policy"), a copy of which is available at our Internet address http://www.usa-truck.com under the "Corporate Governance" tab of the "Investor Relations" page. The Whistleblower Policy is intended to create a workplace environment that encourages open and honest communication and to hold USA Truck and our personnel, including senior management, accountable for adhering to our ethical standards. The Whistleblower Policy establishes procedures for any person to report violations by us or any of our personnel of our Code of Ethics or any laws, rules or regulations without fear of retaliation. The Whistleblower Policy also contains special procedures for submission by employees of confidential, anonymous complaints involving our accounting practices and internal accounting controls.

We also adopted a Shareholder Communications with Directors Policy, which describes the manner in which stockholders can send communications to the Board and sets forth our policy regarding Board members' attendance at annual meetings of stockholders. This Policy is available at our Internet address http://www.usa-truck.com under the "Corporate Governance" tab of the "Investor Relations" page. All members of the Board who were directors at the time of the 2007 Annual Meeting of Stockholders attended that meeting.

CERTAIN TRANSACTIONS

We have a long-standing written policy of not making loans to our officers, directors or affiliates. Our policy further prohibits entering into leases, equipment purchase agreements or other contracts with our officers, directors or affiliates unless the Board, and the disinterested members of the Board, so approve upon the Audit Committee's recommendation, after the Audit Committee has determined that the transaction is reasonable, in the best interest of USA Truck and on terms no less favorable than could be obtained from an unrelated third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the SEC. Based solely on its review of the copies of such reports received by us, and written representations from certain reporting persons, we believe that during fiscal 2007, our directors, officers and greater than

10% beneficial owners complied with all filing requirements applicable to them, except that one report on Form 4 for William H. Hanna, Director, relating to one transaction, was inadvertently filed late.

STOCKHOLDER PROPOSALS

Our 2009 Annual Meeting is tentatively scheduled to be held during the first week of May 2009. SEC rules provide that to be considered for inclusion in the proxy material for an annual meeting, stockholder proposals, including proposals nominating persons for election to the Board, must be received at our principal executive offices no later than 120 days prior to the date of our proxy statement released to stockholders in connection with the previous year's annual meeting. Accordingly, proposals submitted for inclusion in the proxy statement relating to the 2009 Annual Meeting must be received by us no later than December 8, 2008. Any such proposal must be set forth in a notice containing certain information specified in the rules. The rules also provide that, to be eligible to submit such a proposal, a stockholder must be the record or beneficial owner of at least 1% or $2,000 in market value of the shares of stock entitled to be voted at the annual meeting and must have held such shares for at least one year. If the date of the 2009 Annual Meeting is changed by more than 30 calendar days from the date contemplated by this paragraph, a stockholder proposal must be received by us within a reasonable amount of time before the proxy statement for such meeting is sent to stockholders to be considered for inclusion. The SEC's rules allow us to exclude from our proxy materials stockholder proposals that relate to certain types of matters or that are submitted under certain circumstances.

Our bylaws and Nominating Committee charter contain requirements substantially identical to the requirements of the SEC's rules described above, but relating to the submission of stockholder proposals, including proposals for the nomination of persons for election as directors, for inclusion on the agenda for action at an annual meeting of our stockholders. To be eligible to submit such a proposal, a stockholder must be the record or beneficial owner of at least 1% or $1,000 in market value of the shares of stock entitled to be voted at the annual meeting and must have held such shares for at least one year. Proposals submitted for inclusion on the agenda for action at the 2009 Annual Meeting must be received by us no later than December 8, 2008. Any such proposal must be set forth in a notice containing certain information specified in our bylaws and Nominating Committee charter.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors
J. RODNEY MILLS
Secretary

April 7, 2008

Upon written request of any stockholder, the Company will furnish, without charge, a copy of the Company's 2007 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. The written request should be sent to J. Rodney Mills, Secretary of the Company, at the Company's executive offices, 3200 Industrial Park Road, Van Buren, Arkansas 72956. The written request must state that as of March 10, 2008, the person making the request was a beneficial owner of shares of the Common Stock of the Company.

					FOR ALL	WITH- HOLD ALL	FOR ALL EXCEPT
☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY USA TRUCK, INC.	1.	Election of two (2) Class I directors for a term of office expiring at the 2011 Annual Meeting of Stockholders	☐	☐	☐

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 7, 2008				William H. Hanna Joe D. Powers
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
The undersigned stockholder(s) of USA TRUCK, INC. hereby appoint(s) ROBERT M. POWELL and CLIFTON R. BECKHAM, and each or either of them, the true and lawful attorneys-in-fact and proxies for the undersigned, with full power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed herein, at the Annual Meeting of Stockholders to be held on May 7, 2008, at 10:00 a.m., Central Time, and at any adjournments thereof, for the transaction of the following business:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER WITH RESPECT TO ANY MATTER TO BE VOTED UPON. IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THESE SHARES FOR THE ELECTION OF THE ABOVE NOMINEES. THE PROXIES WILL VOTE IN THEIR SOLE DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
	Please be sure to sign and date this Proxy in these boxes.	Date
(Please sign exactly as name(s) appear(s) at left. If stock is in the name of two or more persons, each should sign. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, please sign in full corporate name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

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Detach above card, sign, date and mail in postage paid envelope provided.

SECRETARY

USA TRUCK, INC.

3200 Industrial Park Road, Van Buren, Arkansas 72956

PLEASE SIGN, DATE AND RETURN THIS PROXY AS SOON AS POSSIBLE.

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